Exhibit 99.1

Boeing Elects Tim Buckley to Board of Directors
•Buckley to join Finance and Governance & Public Policy committees

ARLINGTON, Va., Nov. 15, 2024 — The Boeing Company [NYSE: BA] Board of Directors today announced that it has elected Tim Buckley as its newest member, effective January 1, 2025. Buckley will serve on the Finance and Governance & Public Policy committees.

Buckley, 55, previously served as Chair and CEO of The Vanguard Group, where he successfully led one of the largest investment management firms in the world, with nearly $10 trillion in assets under management.

“Tim is a renowned, trusted leader who brings the voice of the investor and a track record of business success to our Board,” said Boeing Board Chair Steve Mollenkopf. “Tim’s familiarity with the broad investor community, expertise managing complex business operations and ability to positively lead through change will bring additional important perspective to our Board.”

During Buckley’s tenure as CEO, Vanguard’s assets under management grew 80 percent, driven by the firm’s focus on offering products and developing digital services that improve clients’ long-term success. Prior to serving as Vanguard’s CEO, Buckley held multiple roles of increasing responsibility throughout his 33-year career at the firm, including as Chief Investment Officer and Chief Information Officer.

The 12th member of the board, Buckley will be the tenth new director added since 2019, as part of the board’s refreshment efforts. These directors collectively bring significant experience in aerospace, safety, engineering, manufacturing, cyber, artificial intelligence, software, risk oversight, audit, supply chain management, sustainability and finance.

About Boeing
As a leading global aerospace company, Boeing develops, manufactures and services commercial airplanes, defense products and space systems for customers in more than 150 countries. As a top U.S. exporter, the company leverages the talents of a global supplier base to advance economic opportunity, sustainability and community impact. Boeing's diverse team is committed to innovating for the future, leading with sustainability, and cultivating a culture based on the company's core values of safety, quality and integrity. Join our team and find your purpose at boeing.com/careers.

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